Exhibit 10.9

August 4, 2005

Mr. Kenneth P. West

Marvel Enterprises, Inc.

417 Fifth Avenue

New York, NY 10016

Dear Mr. West:

This letter will confirm our agreement that, effective upon the closing by Marvel Enterprises, Inc. (“Marvel”) of its $525 million film financing facility, (i) the Amended and Restated Revolving Credit Agreement dated as of December 18, 2002 between Marvel and HSBC Bank USA (“HSBC”), and each of the other Loan Documents, as defined therein, shall be automatically terminated and shall be of no further force or effect and (ii) the security interest(s) of HSBC thereunder shall be released and terminated and HSBC shall take all reasonable steps requested by Marvel, as may be necessary or appropriate in accordance with such release and termination.

As you know, we are documenting a new replacement credit facility in the amount of $30 million which will reflect the substantial improvement in Marvel’s business since 2002. We expect to close that new facility in the near future.

Very truly yours,

/s/ Mary Agnes Pan

Mary Agnes Pan

Senior Vice President

Accepted as of the 4th day of August, 2005:

Marvel Enterprises, Inc.

By:	/s/ Kenneth P. West
Name: Kenneth P. West
Title: Executive Vice President and Chief Financial Officer